Exhibit 99.1

CorMedix Inc. Receives Positive Feedback from FDA for Neutrolin® Clinical Trial Protocol for Oncology Patients

BEDMINSTER, N.J., June 17, 2015 -- CorMedix Inc. (NYSE MKT: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiac, renal and infectious disease, today announced that the U.S. Food and Drug Administration (FDA) has provided positive feedback regarding a second pivotal clinical trial protocol. The new Phase 3 protocol is designed to assess the use of Neutrolin® as a catheter lock solution in oncology patients who require total parenteral nutrition (TPN) to support filing of a New Drug Application with the FDA. The comments provided by the FDA should enhance the quality of the proposed study.

Neutrolin has shown antimicrobial activity against many of the pathogens that result in catheter related bloodstream infections in the oncology community. Infections pose a significant risk for oncology patients, many of whom require the long-term use of central venous catheters. CorMedix hopes that the use of Neutrolin in this susceptible population will help address a critical unmet medical need. Previously, the FDA reviewed the pivotal Phase 3 clinical trial protocol to evaluate the use of Neutrolin in hemodialysis patients, and preparations are underway to initiate the trial subject to identification of funding or strategic partnering.

“CorMedix is thankful for the valuable feedback provided by the FDA, and we are encouraged by their continued enthusiasm and support of Neutrolin,” said Randy Milby, CorMedix Chief Executive Officer. “We are optimistic that this trial will further our efforts to bring Neutrolin to market in the United States so that more patients can benefit from its use.”

Neutrolin received QIDP and Fast Track designations earlier this year. These designations provide CorMedix with the opportunity to meet with the FDA on a more frequent basis during the review process, and provide eligibility for priority review of the marketing application.

About CorMedix Inc.

CorMedix Inc. is a commercial-stage biopharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix's first commercial product in Europe is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients, in addition to oncology patients, critical care patients, and patients receiving total parenteral nutrition, IV hydration, and/or IV medications. Plans are in progress to expand commercial distribution into the United States, Asia, the Middle East, South America and Africa upon appropriate regulatory approval. For more information visit www.cormedix.com.

745 Route 202-206, Suite 303, Bridgewater, NJ 08807

Tel: (908) 517-9500 • Fax: (908) 429-4307

www.cormedix.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the cost, timing and results of the planned Phase 3 trials for Neutrolin in the U.S.; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin® in countries other than Europe; the risks associated with the launch of Neutrolin® in new markets; CorMedix's ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs; CorMedix's ability to maintain its listing on the NYSE MKT; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact:

Investors:

CorMedix Inc.

Randy Milby

(908) 517-9489

Media:

Mike Beyer

Sam Brown Inc.

(312)-961-2502

mikebeyer@sambrown.com

745 Route 202-206, Suite 303, Bridgewater, NJ 08807

Tel: (908) 517-9500 • Fax: (908) 429-4307

www.cormedix.com